EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 33-32612-100, 333-157040-01 and 333-203840-01 on Form S-8 of Ashland Global Holdings Inc. of our report dated June 12, 2020, with respect to the statements of net assets available for benefits of the Ashland Employee Savings Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the Ashland Employee Savings Plan.

/S/ Blue and Co.

Lexington, Kentucky

June 12, 2020

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